Exhibit 10.11
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into on this day between:
(1)VTI Sweden AB a Swedish limited liability company with company reg. no. 5591943542, having its registered address at Johannesfredsgatan 4, 431 53 Mölndal (the “Company”);
and
(2)Mattias Byström, personal identity nr. 19730122-5517 residing at Koxåvägen 41, 44338 Lerum, Sweden (the “Employee”).
The Company and the Employee are each a “Party” and jointly the “Parties” to the Agreement.
1.POSITION AND FORM OF EMPLOYMENT
1.1The start date for employment within the Danaher group is 15 September 2018 and will be the recognized start date for any calculations that include tenure. Starting from 1 January 2022 the Employee is employed as Danaher Vice President and Group Executive, Product Identification Platform with the Company in accordance with the terms and conditions of the Agreement (the “Employment”).
1.2The Agreement replaces all previous agreements in relation to the Employee’s employment with the Company or any affiliate, in particular, with Esko-Graphics By, unless otherwise explicitly stated herein.
1.3The Employment is in effect until further notice subject to termination in accordance with Clause 20 or as otherwise agreed between the Parties.
2.DUTIES AND EXCLUSIVITY
2.1As Danaher Vice President and Group Executive, Product Identification Platform, the Employee will perform the working tasks associated with his position as well as all other tasks and responsibilities as instructed by the Executive Vice President of Danaher.
2.2The Employee will work in a loyal and diligent manner for the Company and devote all his care and skill to fulfilling the obligations under the Agreement as well as at all times promote, observe and protect the Company’s and affiliates’ interests.
2.3The Agreement is based on mutual loyalty and trust. During the term of the Agreement, the Employee therefore agrees that he will not, without the prior written consent of the Company, be directly or indirectly engaged in any capacity in any (paid or unpaid) activity, assignment, business, trade, profession or occupation beside the Employment.

3.PLACE OF WORK
The Employee’s primary place of work is the Employee’s home address in Sweden provided however, that the Parties may mutually agree to another location. The Employee is aware that the duties will involve travel both within Sweden and abroad.
4.HOURS OF WORK
4.1The Employment is a full-time employment (i.e. normal working hours of 40 hours per week) with working hours either within or outside regular office hours. The Employee is able to independently plan his work and thus the Employee is expected to perform overtime work as required by the Company’s business.
4.2In addition to the Annual Leave set forth in Section 14 herein, the Employee is entitled to working time reduction (Sw. Arbetstidsforkortning, ATK) (“ADV-days”). The Company shall grant the Employee eight (8) ADV-days annually, to be taken out as paid leave or as a cash compensation (at the Employee’s discretion).
5.SALARY
5.1The Employee shall receive a gross annual fixed salary of 5,144,000 SEK. The salary will be paid in arrears with 1/12 on the Company’s usual salary payment date on or around the 25th of each month.
5.2The salary is set with a view to compensate the Employee for any overtime work and travelling time and the Employee is, thus, not entitled to any separate compensation for overtime work or travelling time.
5.3Starting from January 2023, the salary and equity is reviewed annually, it being understood that any salary and/or equity adjustment is a discretionary decision of the Company.
6.BONUS
6.1The Employee is eligible to participate in the Company’s applicable incentive plan, relevant to the Employee’s position. The Employee’s eligibility and compensation under the plan will be governed by applicable law, the terms of the plan and applicable Company policy as amended from time to time. Any variable remuneration awarded and/or paid will be included in the calculation of pensionable salary.
6.2The annual target bonus is 65% of the Employee’s annual base salary. The Employee will participate in the Danaher ICP plan based on Product Identification Platform (PID) results. Bonus is currently based on the financial performance (CFF) and individual performance (PFF), with targets set annually and communicated annually.
6.3Under the plan an employee needs to still be in employment through by 31st December. Bonus will be paid out latest with the April salary the following year adhering to changes that may take place where payment month may change as per the terms of the Danaher ICP.

7.COMPANY CAR AND FUEL
7.1The Employee is entitled to a company car of the Employee’s choice, with a benefit value (Sw. formansvarde) of maximum 3,3 price base amounts per year (PBA), (in 2021 corresponding to approximately SEK 13,000 per month), for occupational and private use. Fuel, maintenance, and cleaning will be paid by the Company. The Employee is responsible for tax payments that are applicable for the private usage of the company car, including fuel (Sw. formansbeskattning). These payments will be withdrawn from the regular salary payments.
7.2The Employee shall maintain the company car in good and roadworthy condition, ensure that the conditions of any insurance policy are observed and comply with all regulations issued by the Company from time to time. Upon the Company’s request and in any event at the end of the Employment, the Employee will return to the Company the company car, its keys, registration papers, car alarms, alarm codes, accessories and any Company credit or fuel card provided for the purchase of fuel.
8.TAX ASSISTANCE
The employer will provide assistance to the Employee for tax preparation and tax returns, in both Sweden and Belgium in any matter related to the Employee’s current employment or the employment during Employee’s employment by Esko-Graphics BV.
9.EXPENSES
The Employee shall, in accordance with the Company’s at each time applicable policy, be reimbursed for travel, hotel, entertainment and other reasonable out-of-pocket expenses incurred by the Employee when performing the duties under the Agreement. Expenditure must be specified and verified. Payment will take place against current statements.
10.ALLOWANCE
The Employee will be entitled to an allowance of 22.000 SEK gross per month.
11.WORKING EQUIPMENT
11.1The Company will supply the Employee with such equipment that the Company finds necessary for the Employee’s performance of the Employee’s duties. However, the Parties agree that the Employee will keep his current phone number (which is registered with him personally) and that he shall be reimbursed for the subscription fees. The Employee will maintain the work equipment in good condition and agrees to comply with the Company’s policies regarding the use of Company property such as computer, mobile phone, e-mail systems, internet services and software.
11.2The Employee acknowledges that the Company has complete access to all data, files, and e-mail correspondence (including any private e-mail correspondence) as well as a full overview of the internet usage that is stored on or performed using the Company’s IT systems.

12.PENSION AND INSURANCES
12.1The Company will, to an occupational pension insurance designated by the Employee, pay a monthly premium equaling 30% (thirty percent) of the Salary in section 5, Bonus from section 6 and vacation pay from section 14, Annual Leave. The Company’s commitment is at all times limited to contributing this premium. To the extent the premium to the occupational pension exceeds what is fully deductible for tax purposes for the Company, the exceeding amount shall instead be paid to the Employee as direct pension (Sw. direktpension) upon retirement. The pension commitment shall be secured through an endowment insurance (Sw. kapitalforsakring) pledged in favour of the Employee.
12.2In addition to the pension contributions the employee is entitled to a waiver of premium insurance. This may require the employee to take a medical examination to ensure full insurance cover.
12.3Further, the Company shall ensure that the Employee is covered by a Directors and Officers Personal Liability Insurance and an international private medical insurance (IPMI) including dental and medical coverage and compensate the Employee for any net payment shortfall due to the benefit being taxable. Further, the Company shall reimburse the Employee for insurance premiums paid to his private medical insurance with Skandia. For clarity it is noted that the Employee is responsible for potential benefit taxation on the private Skandia insurance.
13.SICKNESS BENEFIT
In the event of absence due to illness, the Company will pay sick pay to the Employee in accordance with the Swedish Sick Pay Act (Sw. lagen (1991:1047) om sjuklön) and in addition the following will apply:
Additional Sick Pay:

	Benefits within the income brackets
Income Bracket:	0-8 PBA	≥ 8 PBA
Sick days 15 to 90:	10%	90%
PBA: Price Base Amount (2022: 48,300 SEK)
On successful completion of a medical examination the Employee’s Long Term Disability benefits will be 50% of his base salary that includes relief paid from your social security. Should the Employee’s medical examination not be successful he will revert to his current Long Term Disability plan, as stated below:

Long Term Disability:

	Benefits within the income brackets
Income Bracket:	0-8 PBA	8 PBA - 20 IBA	20 IBA - 30 IBA
Sick days 91 to 360	10%	65%	32.50%
Sick day 361 onwards:	0%	65%	32.50%
If activity or sickness compensation	15%	65%	32.50%
PBA: Price Base Amount (2022: 48,300 SEK)
IBA: Income Base Amount (2022: 71,000 SEK
14.ANNUAL LEAVE
14.1The Employee is entitled to thirty (30) days’ vacation per year in accordance with the Swedish Annual Leave Act (Sw. semesterlagen (1977:480)) and the Company’s policy as amended from time to time. The Employee’s vacation scheduling is subject to approval from the Company.
14.2Each vacation year, the Employee is entitled to carry over ten (10) vacation days to a subsequent vacation year subject to the Annual Leave Act. Carried over days can be saved for a maximum of 5 years. Any days not used within that time, will be paid out.
14.3The Employee shall be entitled to 30 days of advance vacation days from and including 2022 (Sw. forskottssemester). The Employee shall not be required to repay vacation pay paid during such advance vacation days and advance vacation days shall not be deducted from accrued vacation days at the end of the employment.
15.PERSONAL INFORMATION AND DATA PROTECTION
15.1The Employee acknowledges that the Company processes personal data of the Employee in order to administer the employment relationship. Information regarding the Company’s collection, processing and storage of employees’ personal data can be found in the Company’s personal data protection policy.
15.2The Employee undertakes to comply with the Company’s rules in respect of the utilization of the Company’s computers, e-mail system, Internet services and other software. The Employee is aware that the Company has full access to all data, files and e-mail correspondence (including any private e-mail correspondence) as well as a full overview of the Internet usage, which is saved or stored in or performed or carried out using the Company’s data and/or IT system.
16.INTELLECTUAL PROPERTY RIGHTS
16.1All intellectual property rights in any work of any nature, including but not limited to inventions (whether patentable or not), works protected by copyright or neighboring rights, database rights, computer software, design rights, trademark rights and other similar rights, including all know-how related thereto, made by the Employee, whether alone or together with one or more others, whether within or outside normal working hours and/or the Company’s or an affiliate’s premises, as a result of the Employment and/or related to the Company’s or an affiliate’s business (the

“Material”) is exclusively owned by the Company. The Employee is not entitled to any separate compensation for this assignment of the Material.
16.2The Company has the right to freely use the Material, including but not limited to amending and modifying the Material and producing copies and making the Material accessible to third parties in original or revised form. Furthermore, the Company is entitled to license, assign and/or in any other manner transfer rights in respect of the Material to any third party.
16.3The Employee agrees and undertakes, to a reasonable extent, at all times during and after the Employment without any compensation, to execute such deeds and documents that, in the Company’s sole discretion, are necessary or desirable to substantially protect and/or maintain the rights of the Company or any affiliate in respect of the matters referred to in this Clause 16.
16.4The Employee is not (other than in the Employee’s proper performance of his duties under the Agreement) without the Company’s prior written consent in each individual case entitled to use, copy, amend, modify, assign or license to any third party or otherwise dispose of the Material or other intellectual property rights and know-how owned or licensed by the Company.
17.CONFIDENTIALITY
17.1The Employee will not, whether during the Employment or at any time thereafter, use, publish or to any person or company disclose any trade secrets or confidential information of the Company or any affiliate, unless he is required to do so in the proper performance of his duties under the Agreement. The Employee will not negligently cause any unauthorized use, publishing or disclosure by third parties of any trade secrets or confidential information of the Company or any affiliate. Confidential information for the purpose of this clause means any information which the Company or the affiliate reasonably wishes to keep confidential (including but not limited to financial information, customer/client lists, and supplier lists.).
17.2In case of uncertainty as to whether certain information is subject to confidentiality, the Employee will consult with his manager or the HR Department at VII Sweden.
17.3The Employee agrees and undertakes to remain bound by the provisions of Section 7, para. 1, of the Swedish Trade Secrets Act (Sw. lag (2018:558) om foretagshemligheter) also after the expiry of the Employment with the Company without the limitation set out in Section 7, para. 2, of said act.
18.NON-COMPETITION
18.1The parties agree that the Employee, due to his position in the Company and the Danaher group, will become privy to Company and affiliate specific knowledge and trade secrets which the Employee can make use of in competitive business, which could result in considerable damage to the Company or any affiliate. Therefore, the Employee undertakes to not, during twelve (12) months after the end of the Employment (the “Restricted Period”), whether on his own account or on behalf of any other person, whether directly or indirectly, whether alone or jointly with others, in any capacity engage or be employed in or have an interest in any entity which directly or indirectly competes with the Company’s or any affiliate’s business (the “Non-Compete Restriction”).
18.2The Company may at any time during the Employment (including any notice period while Employee continues to perform his full duties) at its sole discretion reduce the length of the Restricted Period or wholly release the Employee from the Non-Compete Restriction.
18.3During the Restricted Period, the Employee will, subject to Clauses 18.4, receive monthly compensation, provided that he observes the Non-Compete Restriction (the “Non-Compete Compensation”). The Non-Compete Compensation corresponds to 75% of the Employee’s average monthly gross income in the twelve (12) months preceding the Restricted Period (the “Average Salary”).
18.4The Non-Compete Compensation is payable as long as the Non-Compete Restriction is observed by the Employee. Notwithstanding Clause 18.4, no Non-Compete Compensation is payable (i) in respect of periods during which the Employee receives any severance pay from the Company or (ii) if the Employment ceases due to the Employee’s retirement or breach of contract.
18.5If the Company reduces the length of the Restricted Period or releases the Employee from the Non-Compete Restriction according to 18.2, the Company’s duty to pay Non-Compete Compensation ceases (to the extent corresponding to the reduction of the length of the Restricted Period). In the event of the Employee being given notice of termination, the Company shall inform the employee at the time notice of termination is given, if the Company intends to effectively apply this clause.
19.NON-DEALING AND NON-SOLICITATION
During the Employment and for six (6) months after the end of the Employment, the Employee will not, whether on his own account or on behalf of any other person, whether directly or indirectly, whether alone or jointly with others, in any capacity induce or attempt to induce prospects, customers, suppliers or cooperation partners of the Company (or an affiliate) to terminate or decrease their dealings or to refrain from entering into business dealings with the Company (or an affiliate); or
initiate, maintain or attempt to initiate business dealings with prospects, customers, suppliers or cooperation partners of the Company (or an affiliate); or
induce or encourage or attempt to induce or encourage any employee or consultant of the Company (or an affiliate) to leave his or her employment or consultancy relationship with the Company (or an affiliate); or
cause or attempt to cause an employee or consultant of the Company (or an affiliate) to be employed or engaged through another entity than the Company or an affiliate.

20.TERMINATION
20.1Should termination be initiated by the Employer a notice period of six (6) months’ notice will apply. Should the Employee issue notice this will be a minimum of three (3) months. Notice of termination shall be given in writing. The Employment will however expire without prior notice of termination on the date of the Employee’s retirement.
20.2In connection with either Party’s termination pursuant to Clause 20.1 above, the Company may require that the Employee ceases to perform all or part of his duties and remain at the disposal of the Company for other working tasks during the notice period. If the Company releases the Employee from his duties during the notice period and consents that the Employee engages in other gainful activities during the notice period, the Company does not have the right to deduct any income the Employee earns or could have earned from such other gainful activities off the notice salary payable by the Company to the Employee.
20.3If the Employee’s employment is terminated by the Company subject to prior notice, the Employee shall be entitled to severance pay equivalent to twelve (12) times the average monthly remuneration (for the avoidance of doubt, including average base salary, bonus, benefits, and pension) paid to the Employee during the twelve (12) months preceding the end of the employment. The severance pay shall be paid monthly during a period of twelve (12) in equal instalments starting in the month after the expiry of the employment. Pension for the 12 months shall be paid in a lump sum during the notice period. Any income that the Employee earns, or reasonably should have earned, from any other employment and/or any other proceeds from other business activity during the period for which the Employee receives severance pay shall not be deducted from the severance pay. The Employee is entitled to, in his own discretion, to decide if the severance pay, in whole or in part, should be converted to pension contributions.
20.4The Employee is, upon retirement for age, entitled to compensation in accordance with the from time-to-time valid Danaher Equity Compensation — Retirement Provisions, Appendix 20.4.
20.5Clause 16 (Intellectual Property Rights), Clause 17 (Confidentiality), Clause 18 (Non-Competition), Clause 19 (Non-Dealing and Non-Solicitation), Clause 21 (Return of Company Property) and Clause 22 (Liquidated Damages) survive the cessation of the Employment and/or this Agreement.
21.RETURN OF COMPANY PROPERTY
21.1The Employee will at the expiry of the Employment, or at the earlier date as requested by the Company, deliver to a person designated by the Company, all documents, materials, and other property belonging to the Company or any affiliate. The Employee is also reminded that he, upon the termination of the Employment relationship, is not entitled to copy or make any other transcripts of documents or personal notes, or in any other way, irrespective of how, use the Company or any affiliate’s property.

22LIQUIDATED DAMAGES
22.1If the Employee is in breach of any of the provisions of Clause 16 (Intellectual Property Rights), Clause 17 (Confidentiality), Clause 18 (Non-Competition), Clause 19 (Non-Dealing and Non-Solicitation) and/or Clause 21 (Return of Company Property), the Employee shall pay to the Company upon the Company’s request, liquidated damages equivalent to six (6) months’ salary (calculated on the basis of the average fixed monthly salary received by the Employee in the immediate twelve-month period prior to the breach). The Company reserves the right to claim and receive additional damages corresponding to the actual loss. Payment of any damages will not affect the Company’s right to take further action in respect of the breach.
23.MISCELLANEOUS
23.1The collective bargaining agreement is not applicable to this employment
23.2The Employee agrees to abide by the Danaher Code of Conduct (the “Code”), in effect and as amended from time to time. The Employee agrees to complete all training related to the Code as required and sign and complete the required annual certification. The Code does not form part of the Agreement and the Company may amend or replace it at any time.
23.3Changes and additions to the Agreement, including to this Clause 20, must be in writing and duly executed by the parties.
23.4For the purposes of the Agreement, “affiliate” means any direct or indirect subsidiary of the Company as well as any legal entity directly or indirectly controlling or under common control with the Company, irrespective of the country of registration of such subsidiary or legal entity.
24.GOVERNING LAW AND DISPUTE RESOLUTION
24.1The Agreement is governed by and construed in accordance with the laws of Sweden.
24.2Any dispute, controversy or claim arising out of or in connection with the Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce (the “Institute”), unless the Institute in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the Institute shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration is Stockholm and the language to be used in the arbitral proceedings is English.
24.3The Parties undertake and agree that all arbitral proceedings conducted by reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking covers all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without prior written consent of both Parties hereto.

Notwithstanding the above, a Party is not prevented from disclosing the existence of an arbitral award if required to disclose such information by application of mandatory law or government agency, any applicable stock exchange regulations or the regulations of any other recognized marketplace or if such disclosure is necessary for the Party to pursue a rightful legal claim against the other Party.
24.4The Company will bear the costs for the arbitrator/arbitral tribunal unless the arbitrator/arbitral tribunal concludes that the Employee has caused the arbitration proceedings without cause. In the event of reasonable and founded claims against the Company, the Company will reimburse the Employee’s reasonable legal fees and travel fees to attend the arbitration tribunal.

The Agreement has been executed in two (2) counterparts, one (1) for each Party.

Bjärred, 2021-12-29	Lerum	21-12-29
Place and date	Place and date

For and on behalf of
VTI Sweden AB

/s/ Mats Badersten	/s/ Mattias Byström
Mats Badersten	Mattias Byström
Country Manager Nordics